Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered into on October 17 2014 (the “Effective Date”) by and between John M. Climaco, an individual acting on his own behalf (“Consultant”), with a mailing address of P.O. Box 326, Park City, UT 84060, and Perma-Fix Environmental Services, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), having a principal place of business at 8302 Dunwoody Place, Suite 250, Atlanta, GA 30350. Consultant or the Company may be referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

Whereas, the Consultant is currently a member of the Board of Directors of the Company (the “Board”), and the Board (with the Consultant abstaining) wishes to engage the Consultant to provide the services set forth on EXHIBIT A hereto (collectively, “Consulting Services”);

Whereas, the Consultant wishes to provide such Consulting Services to the Board,

Whereas, the Board has considered and concluded that it would be in the best interests of the Company to enter into this Agreement, based, among other things, on the recommendation of the Compensation and Stock Option Committee of the Board, with the Consultant abstaining from a vote approving this Agreement and authorizing the Company to enter into it;

Now, Therefore, in consideration of the mutual promises and the mutual covenants set forth herein, the Parties, intending to be legally bound, hereby agree as follows:

1.            Consulting Services: Consultant is capable of providing, shall be available to provide and shall provide to the Board, the Consulting Services during the term of this Agreement. Consultant shall use Consultant’s best efforts, and, subject to the terms hereof, shall devote the time necessary to perform the Consulting Services such that the results are satisfactory to the Board. The Consulting Services will be performed by the Consultant with the highest degree of skill and expertise. The relationship between the Parties pursuant to this Agreement is non-exclusive. Subject to the Consultant’s obligations and fiduciary duties to the Company as a Director of the Company and the terms hereof, Consultant may perform services for other clients. Further, the Company may engage the services of other consultants. Any and all services rendered or actions taken by Consultant on behalf of the Company, whether before or after the execution of this Agreement, shall be subject to the terms of this Agreement so long as this Agreement remains in effect, unless both Parties agree otherwise in writing.

2.            Time Commitment: Consultant hereby agrees that approximately ninety-percent (90%) of his professional time, or thirty six (36) hours per week, shall be available to the Board to perform the Consulting Services. The Company and the Board hereby acknowledge that the Consultant has pre-existing commitments as a member of the board of directors of the following additional companies, and, subject to the Consultant’s obligations and fiduciary duties to the Company as a Director of the Company and the terms hereof, the Consultant shall be permitted to continue to meet those commitments and discharge his contractual and fiduciary duties to these companies: PDI, Inc., Digirad, Inc. and ALCO Stores, Inc. In addition, the Consultant shall be permitted and expected to continue his duties as a member of the Board of the Company for the remainder of his term as a Director and any committees thereof on which the Board has selected him to serve.

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3.            Compensation.

3.1.     General Compensation: In consideration and as full and complete compensation for providing Consulting Services (but the Consultant retains his director fees and related compensation), the Company shall pay Consultant the sum of Twenty-Two Thousand Dollars ($22,000) per month in arrears as a consulting fee until this Agreement is terminated pursuant to the terms hereof. Upon termination of this Agreement pursuant to the terms hereof, the Company shall no longer be obligated to pay to the Consultant any consulting fees from and after such termination, except such fees that have accrued but have not been paid by the Company for those months that have ended prior to the termination of this Agreement. The Consultant and the Company may adjust the amount during any month of the Term of this Agreement when the Board and the Consultant mutually agree that the time commitment specified in Section 2 of this Agreement is not required for a future month. Any sum due to the Consultant pursuant to this Section 3.1 of the Agreement shall be paid to the Consultant within ten (10) business days from the last day of the month during which the Consulting Services are rendered. Payment for September 2014 shall be pro-rated and paid to the Consultant within five (5) business days of the date that the Consultant began as an independent contractor in performing the Consulting Services. The Company will file forms consistent with the Consultant’s status as an independent contractor, and the Consultant will be solely responsible to pay all local, state and/or federal income, social security and unemployment taxes for the Consultant. The Company will not withhold any taxes or prepare W-2 forms for the Consultant for performing the Consultant Services but will provide Consultant with a Form 1099, if required by law.

3.2.     Expenses: During the term of this Agreement, the Company shall reimburse Consultant for his reasonable expenses incurred in the course of this Agreement, including travel expenses incurred by Consultant in the course of performing the Consulting Services under this Agreement. The Company shall pay Consultant the amounts due pursuant to submitted reports and invoices within ten (10) business days of receipt thereof.

4.            Independent Contractor: Consultant is an independent contractor and not an agent or employee of the Company or its subsidiaries or other affiliates (collectively, the “Company Affiliates”) and is not authorized to act on behalf of the Company or to bind or obligate the Company in any manner or to incur any liabilities of any kind in the name of or on behalf of the Company, except as expressly provided herein or as expressly authorized by the Board. Nothing herein shall be construed to create an employer-employee relationship between the Company or any Company Affiliate, on the one hand, and Consultant, on the other and the Consultant shall not be entitled to any fringe benefits provided by the Company as a result of being a Consultant pursuant to the terms of this Agreement. It is understood neither the Company nor any Company Affiliate will withhold any amounts for payment of taxes from the compensation of Consultant hereunder. It is Consultant’s responsibility to comply with any obligations towards tax authorities, which may result from this Agreement.

5.            Term and Termination: Except as otherwise provided, this Agreement shall commence on the Effective Date and shall continue unless terminated by either Party in accordance with the terms hereof. Either Party may terminate this Agreement for any reason or no reason by providing thirty (30) days written notice to the other Party, provided that the Company may terminate this Agreement immediately upon notice to Consultant in the event of Consultant’s breach of any term of this Agreement; provided, further, that, in the event of termination by the Company, the Consultant shall remain entitled to compensation set forth in Section 3.1. If the Consultant is no longer providing services under this Agreement, he shall remain a member of the Board of Directors as an Director until his term as a Director has expired with all of his rights and obligations that predate this Agreement, provided all such rights are consistent with applicable law and the applicable rules of the NASDAQ.

6.            Notice: Any notice or communication permitted or required by this Agreement shall be deemed effective when personally delivered or deposited, postage prepaid, in the first class mail of the United States properly addressed to the appropriate Party at the address set forth below:

If to Consultant:

John M. Climaco

P.O. Box 326

Park City, Utah 84060

Phone: 801-649-7492

Email: johnmclimaco@gmail.com

If to the Company:

Ben Naccarato

8302 Dunwoody Place, Suite 250

Atlanta, GA 30350

7.            Noncompete; Nonsolicitation: Consultant further agrees that, during the term of this Agreement, in addition to Consultant’s compliance with his obligations and fiduciary duties to the Company as a Director of the Company, which are not amended or abrogated in any manner as a result of this Agreement, Consultant shall not: (a) become employed by or perform services substantially similar to the Consulting Services for any person or entity that is or is likely to become a competitor of the Company; provided, however, that the foregoing shall not prevent Consultant from providing services to third parties outside the scope of the Consulting Services nor shall it prevent or preclude the Consultant from engaging in activities permissible under this Agreement; or (b) recruit, solicit or induce, or attempt to induce, any employee or consultant of the Company to terminate their employment or service or otherwise cease their relationship with the Company (the foregoing shall not apply to a general media solicitation). The restrictions set forth in this Sections 7, 8 and 9 are considered by the Parties to be reasonable for the purposes of protecting the business of the Company.

8.            Ownership of Intellectual Property. Consultant agrees that (a) all documents, deliverables, software, systems designs, disks, tapes and any other materials, whether tangible or intangible (collectively, “Materials”) created in whole or in part by Consultant related to providing the Consulting Services to the Company shall be treated as “works made for hire” for the Company, and (b) Consultant will immediately disclose to the Company all research, writings, discoveries, inventions, enhancements, improvements and similar creations (collectively, “Creations”) made, in whole or in part, by Consultant related to providing the Consulting Services to the Company. All ownership and control of the above Materials and Creations, including any copyright, patent rights and all other intellectual property rights therein, shall vest exclusively with the Company, and Consultant hereby assigns to the Company all right, title and interest that Consultant may have in such Materials and Creations to the Company, without any additional compensation and free of all liens and encumbrances of any type. Consultant agrees to execute any documents required by the Company to register its rights and to implement the provisions herein. The Company reserves the right to release ownership of certain properties to Consultant at its sole discretion, should Consultant make such request in writing. Notwithstanding the foregoing, and subject to Consultant’s ongoing compliance with his confidentiality, other obligations and fiduciary duties to the Company, the Company acknowledges that it shall not have proprietary rights on intellectual property that Consultant may create on behalf of himself or clients other than the Company while not performance the Consulting Services

9.            Confidentiality. In addition to the Consultant’s obligations and fiduciary duties to the Company as a Director of the Company, which are not amended or abrogated in any manner as a result of this Agreement, Consultant agrees to hold the Company’s Confidential Information in the strictest confidence and not to disclose such Confidential Information to any third parties, except as required to perform the Consulting Services pursuant to the terms of this Agreement and in accordance with applicable law. Consultant also agrees not to use any of the Company’s Confidential Information for any purpose other than performance of this Agreement. “Confidential Information” as used in this Agreement shall mean all information disclosed by the Company to Consultant, or otherwise obtained by Consultant pursuant to services provided under this Agreement that is not generally known in the Company’s trade or industry. Consultant acknowledges that “Confidential Information” includes any and all information related to the Company’s intellectual property, including, without limitation, patents, know-how, technology, trade secrets, intellectual property and patent strategy, and all related information. Confidential Information also includes, without limitation, any and all information about the Company’s finances, strategy, business plans, financing plans, audit results and any other financial or business information related to the Company’s operations. All Confidential Information furnished to Consultant by the Company is the sole and exclusive property of the Company or its suppliers or customers. Upon request by the Company, Consultant agrees to promptly deliver to the Company the original and any copies of such Confidential Information.

10.           Site Visits: If required to perform Consulting Services on the Company’s premises, Consultant shall be subject to the Company’s badge and pass requirements in effect at the Company’s premises. Consultant agrees to be bound by all orders, rules and regulations of the Company pertaining to the use of the Company’s facilities. Except for injury or damage caused solely by the fault or negligence of the Company, the Company shall not be liable under any circumstances for any personal or property injury or damage done or suffered by Consultant on the Company’s premises and Consultant shall assume all risk of such injury or damage while on the Company’s premises.

11.           Indemnification:

11.1.     In addition to any indemnification to which Consultant has rights as a director of the Company, the Company shall indemnify, defend and hold harmless Consultant from any damages, loss, injury, death, costs, fees or expenses which arise from, or are alleged to have arisen from, any claim, lawsuit or other action by a third party, resulting from Consultant’s activities pursuant to this Agreement.

11.2.     Consultant shall indemnify, defend and hold harmless the Company from any damages, loss, injury, death, costs, fees, or expenses which arise from, or alleged to have arisen from, any claim, lawsuit or other action by a third party resulting from the Consultant’s gross negligence or willful malfeasance in performance of the Consulting Services pursuant to this Agreement.

11.3.     Indemnification hereunder shall not apply to the extent any liability, damage, loss or expense is attributable to any grossly negligent or wrongful act or omission, or willful malfeasance, by the Party claiming indemnification.

12.           Legal: By signing this Agreement, both Parties agree that any controversy or claim arising will be resolved by binding arbitration. Binding arbitration will be conducted by a panel of three arbitrators, selected from the American Arbitration Association National Panel of Commercial Arbitrators. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The Parties shall allow and participate in discovery in accordance with the Federal Rules of Civil Procedure for a period of ninety days after the filing of an answer or another responsive pleading. Unresolved discovery disputes may be brought to the attention of the chair of the arbitration panel and shall be disposed of by the chair of the panel. The arbitrator may limit the scope, time, and issues involved in discovery. The arbitrator’s decision will be final and non-appealable and may be entered in any court having jurisdiction. Unless and until the arbitrators decide that one Party is to pay for all (or a share) of the arbitrators’ fees and expenses, both Parties shall share equally in the payment of the arbitrators’ fees as and when billed by the arbitrators. The arbitration will be held in Fulton County, Georgia, unless the Parties mutually agree in writing to another place.

13.           Attorney Fees: The Company shall pay attorneys fees and costs of the Consultant in connection with the negotiation, preparation and documentation of this Agreement in an amount not to exceed $5000.

14.           Conflict of Interest: Consultant represents and warrants to the Company that no other party has exclusive rights to Consultant’s services in the areas of the Consulting Services and that Consultant’s performance of all the terms of this Agreement does not and will not (a) breach or conflict with any prior agreement to which Consultant is bound, (b) compromise any right or trust relationship between Consultant and a third party, or (c) create a conflict of interest for Consultant or the Company. Consultant does not now, and will not during the term of this Agreement, have any contractual obligations that are in conflict with Consultant’s obligations under this Agreement. Consultant further agrees that Consultant will not disclose to the Company, any Company Affiliate or any of its employees, representatives, or agents, any information that Consultant is required to maintain as confidential pursuant to contractual agreements Consultant may have made with third parties, except information that has or will have a material effect on the Company in connection with the Consultant performing the Consulting Services under this Agreement or performing his duties and obligations as a Director of the Company.

15.           Miscellaneous: This Agreement constitutes the entire agreement of the Parties with regard to the subject matter hereof, and replaces and supersedes all other agreements or understandings, whether written or oral. No amendment or extension of the Agreement shall be binding unless in writing and signed by both Parties. This Agreement shall be binding upon and shall inure to the benefit of Consultant, the Company, the Company Affiliates and to the Company’s and the Company Affiliates’ successors and assigns. Nothing in this Agreement shall be construed to permit the assignment by Consultant of any of his rights or obligations hereunder, and such assignment is expressly prohibited without the prior written consent of the Company. The Company may assign this Agreement to any successor thereof without the prior consent of Consultant. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the application of principles of conflicts of law. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and both of which together shall be deemed to be one and the same agreement. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision, so long as the Agreement, taking into account said voided provision, continues to provide the Parties with materially the same benefits as set forth in this Agreement containing said voided provision on the Effective Date.

16.           Survival: The following Sections shall survive termination of this Agreement for any reason: Sections 3, 7, 8, 9, 11, 12, 13, 14, and this Section 16.

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In Witness Whereof, the Parties have executed this Agreement as of the date first written above.

THE COMPANY: Perma-Fix Environmental Services, Inc.

By:	/s/ Louis Centofanti
Name: Louis Centofanti
Title: President and Chief Executive Officer

CONSULTANT:

/s/ John M. Climaco
John M. Climaco

[Signature Page to Consulting Agreement]

Exhibit A

Services

The services to be provided by Consultant under this Agreement shall include, without limitation:

1.

Review the Company’s operations for all viable opportunities to restructure costs to render the Company more competitive and better insulated from slack times cyclically experienced in the first and second quarters.

2.	Evaluate all functions including sales, marketing, accounting, operations, and executive management as well as cost structures for each facility.
3.	Assist in development of the Company’s strategy, opportunities and other initiatives.
4.	Assist in connection with succession planning for senior management of the Company.
5.	Assist in the development of the Company’s medical isotope technology.
6.	Other assignments as determined by the Company’s Board.
7.	Within thirty (30) days of commencement of work, provide the Board with a written summary of top priorities, along with a timeline for accomplishing same.
8.	Beginning October 1, 2014 and at least every two (2) months thereafter, reporting to the Board.

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